Exhibit 10.2

CONFIDENTIAL

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of December 15, 2003, by and among ViewSonic Corporation, a Delaware corporation (the “Company”), Intel Corporation, a Delaware corporation (“Intel”), Intel Capital Corporation, a Cayman Islands company (“Intel Capital” and together with Intel, the “Investors”), Amtran Technology Co., Ltd., a Taiwan corporation (“Amtran”), ProDisc Technology Inc., a Taiwan corporation (“ProDisc”), Zinwell Corporation, a Taiwan corporation, (“Zinwell”), Lin Huang Chiu-Ho, an individual (“Chiu-Ho”), Chu Chuan Hsieh, an individual (“Hsieh”), Chi-Hsiang Huang , an individual, Chi-Nan Huang, an individual, and Chii-an Hwang, an individual (“Hwang,” and collectively with Zinwell, Chiu-Ho, Hsieh, Chi-Hsiang Huang, and Chi-Nan Huang, the “Zinwell Parties”), and James Chu, an individual (the “Founder”), with reference to the following facts:

RECITALS

WHEREAS, on August 18, 2003, the Company, the Founder and Amtran entered into a Settlement and Release Agreement (the “Amtran Settlement Agreement”).

WHEREAS, on August 18, 2003, the Company, the Founder, and the Zinwell Parties entered into a Settlement and Release Agreement (the “Zinwell Settlement Agreement”).

WHEREAS, on August 18, 2003, the Company, the Founder and entered into a Settlement and Release Agreement (the “ProDisc Settlement Agreement,” and collectively with the Amtran Settlement Agreement and the Zinwell Settlement Agreement, the “Settlement Agreements”).

WHEREAS, pursuant to Section 1.3 of each of the Settlement Agreements, the Company has agreed to negotiate in good faith to provide Amtran, the Zinwell Parties and ProDisc with registration rights, subject to certain terms and conditions, including the consent of the Investors.

WHEREAS, in connection with certain transactions described in that certain Series B Preferred Stock Exchange and Warrant Purchase Agreement (the “Purchase Agreement”) dated January 10, 2002 between the Company and the Invstors, including, without limitation, (i) the exchange of shares of the Company’s Series B Preferred Stock for outstanding shares of Series A Preferred Stock, (ii) the purchase of additional shares of Series B Preferred Stock by Intel Capital, and (iii) the issuance by the Company of the Interest Warrants (as defined in the Purchase Agreement) and the Valuation Warrant (as defined in the Purchase Agreement, and together with the Interest Warrants, the “Warrants”) for the purchase of shares of the Company’s Series C Preferred Stock to Intel Capital, the Company, the Founder, and the Investors entered into an Amended and Restated Investor Rights Agreement, dated January 10, 2002 (the “Prior Agreement”).

WHEREAS, in light of Section 1.3 of the Settlement Agreements, among other things, the Company, the Founder and the Investors now wish to amend and restate in its entirety the Prior Agreement, all in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals, the mutual promises in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

1.                                      BOARD MATTERS; INFORMATION RIGHTS.

1.1                                 Intel Board Observer.

(a)                                  So long as Investors, together with any of their respective Subsidiaries, hold at least twenty-five percent (25%) of the outstanding Series B Preferred Stock or Series C Preferred Stock (including Common Stock issued upon conversion thereof), the Company will permit a representative of Intel (the “Observer”) to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity, and shall provide to Intel, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members; provided, however, that the Company reserves the right to withhold any information or materials and to exclude the Observer from any meeting or portion thereof if the Board reasonably believes in its sole discretion that access to such information or attendance at such meeting would: (i) involve a conflict of interest regarding a material issue for the Company, (ii) be necessary in order to meet or protect any fiduciary obligations of the Board or (iii) adversely effect attorney-client privilege between the Company and its counsel (provided, that in each case, all other board observers similarly affected are also excluded).

(b)                                 Exchanges of confidential and proprietary information between the Company and the Observer shall be governed solely and exclusively by the terms of the Corporate Non-Disclosure Agreement No. 4238355, dated March 15, 1999, executed by the Company and Intel.

(c)                                  The Company acknowledges and agrees that Intel, Intel Capital and their Subsidiaries and Affiliates shall have no duty to refrain from engaging in directly or investing in other entities engaged in the same or similar activities or lines of business as those in which the Company engages.  The Company further acknowledges that Intel will likely have, from time to time, information that may be of interest to the Company regarding a wide variety of matters (“Information”) including, by way of example only, (i) Intel’s technologies, plans and services, and plans and strategies relating thereto, (ii) current and future investments Intel has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company’s, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company.

The Company recognizes that a portion of such Information may be of interest to the Company.  Such Information may or may not be known by the Observer.  The Company, as a material part of the consideration for this Agreement, agrees that Intel, Intel Capital, and the Observer shall have no duty to disclose any Information to the Company or to permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel’s ability to pursue opportunities based on such Information or that would require Intel, Intel Capital, or the Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

1.2                                 Information Rights.  The Company covenants and agrees that:

(a)                                  Financial and Other Information.  For so long as the Investors (whether separately or in combination) holds at least twenty-five percent (25%) of the outstanding Series B Preferred Stock or Series C Preferred Stock (including Common Stock issued upon conversion thereof), the Company will deliver to Investors:

(i)                                     Annual Financial Statements:  Within ninety (90) days following the end of the fiscal year, audited financial statements, accompanied by an unqualified audit report from a nationally recognized audit firm.

(ii)                                  Annual Budget:  At least thirty (30) days after the end of each fiscal year, an annual budget, including projected income statement, cash flow and balance sheet, for the ensuing fiscal year but prepared on a quarter-by-quarter basis, together with a brief qualitative description of the Company’s plan by the Chief Financial Officer in support of that budget.

(iii)                               Quarterly Financial Statements:  Within forty-five (45) days of the end of each fiscal quarter, unaudited financial statements.

(iv)                              Other Information.  Upon the written request by the Investors, such other information as the Investors shall reasonably request.

(b)                                 Inspection Rights.  For so long as the Investors (whether separately or in combination) holds at least twenty-five percent (25%) of the outstanding Series B Preferred Stock or Series C Preferred Stock (including Common Stock issued upon conversion thereof), the Company shall permit and cause each of its subsidiaries to permit Intel and such persons as it may designate, at the Investors’ expense, to visit and inspect the properties of the Company and its subsidiaries, examine their books and make copies and extracts therefrom, discuss the affairs, finances and business of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes such accountants to discuss with Intel such affairs, finances and business), all at reasonable times and upon reasonable notice.

(c)                                  Post-IPO Information.  Commencing on the closing date of a Qualified IPO, for so long as the Investors (whether separately or in combination) hold at least (i) twenty-five percent (25%) of the outstanding Series B Preferred Stock or Series C Preferred Stock (including Common Stock issued upon conversion thereof), the Company shall deliver to the Investors copies of the Company’s 10-Ks, 10-Qs, 8-Ks and Annual Reports to Shareholders promptly after such documents are filed with the Securities and Exchange Commission (the “SEC”).

1.3                                 Termination of Rights.  The Investors’ rights under the above Sections 1.1, 1.2(a) and 1.2(b) shall terminate upon the closing of a Qualified IPO.

2.                                      REGISTRATION RIGHTS.

2.1                                 Definitions.  For purposes of this Section 2:

(a)                                  Registration.  The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended, (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(b)                                 Registrable Securities.  The term “Registrable Securities” shall mean, except where modified by Section 2.3(a) for the purposes of Section 2.3 only: (i) any Common Stock of the Company issued or issuable pursuant to conversion of any shares of Series B Preferred Stock or Series C Preferred Stock issued (A) under the Purchase Agreement, (B) upon exercise of the Interest Warrants or the Valuation Warrant (shares issuable upon exercise of either the Interest Warrants or the Valuation Warrant are referred to herein as the “Warrant Shares”), and (C) pursuant to the Right of Participation (defined in Section 3 hereof); (ii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any shares of Series B Preferred Stock or Series C Preferred Stock described in clause (i) of this subsection (b); and (iii) for the purposes of Sections 2.1 through 2.10, 6.1(b) and 9.1 through 9.13 only, any shares of the Company’s Common Stock held by Amtran, ProDisc or the Zinwell Parties as of the date hereof; and.  Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c)                                  Registrable Securities Then Outstanding.  The number of shares of “Registrable Securities Then Outstanding” shall mean the number of shares of Registrable Securities that (i) are then issued and outstanding or (ii) are then issuable pursuant to an exercise of the Warrants or pursuant to conversion of securities issuable pursuant to an exercise of the Warrants.

(d)                                 Holder.  For purposes of this Section 2, the term “Holder” shall mean any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e)                                  Form S-3.  The term “Form S-3” shall mean such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

2.2                                 Demand Registration.

(a)                                  Request by Holders.  If, at any time commencing one hundred eighty-one (181) days after the closing of a Qualified IPO, the Company shall receive a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities  Then Outstanding (the “Initiating Holders”)that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least twenty-five percent (25%) of all Registrable Securities Then Outstanding; and provided further that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2:

(i)                                     In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)                                  If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company, which consent shall not be unreasonably withhold); provided, however, that the Company is eligible to use Form S-3;

(iii)                               If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (ii) above to firmly underwrite the offering; provided, however, that the Company is eligible to use Form S-3;

(iv)                              During a period of not longer than one hundred eighty (180) days following the effective date of a registration statement filed by the Company (other than a registration statement covering sales by security holders other than the Company or by the Company in a Rule 145 transaction or with respect to an employee benefit plan;

Subject to the foregoing clauses (i) through (iii), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.  The registration statement filed pursuant to the request of the Initiating Holders may, subject to the allocation provisions of Section 2.2(b) hereof, include other securities of the Company with respect to which registration rights have been granted, and may include securities being sold for the account of the Company.

(b)                                 Underwriting.  The right of any Holder to include its Registrable Securities in any registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in the underwriting and the inclusion of such Holder’s Registrable Securities in such underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to ninety (90) days if required by such underwriters and if the Company’s officers and key employees enter into similar agreements).  Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities and other securities that may be included in the underwriting shall be reduced as required by the underwriter and allocated first among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each Holder requesting registration (including the Initiating Holders); second, to the Company, and third among all other holders of securities of the Company requesting inclusion in such registration on a pro rata basis.  Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  Maximum Number of Demand Registrations.  The Company shall be obligated to effect only two (2) such registrations pursuant to this Section 2.2.

(d)                                 Expenses.  All expenses incurred in connection with any registration pursuant to this Section 2.2, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders and legal fees of counsel for the Holders), shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers, and the Holders’ legal fees, in connection with such offering by the Holders.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities Then Outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 2.2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or business, either present or future, of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 2.2.

2.3                                 Piggyback Registrations.

(a)                                  Additional Definition.  For purposes of this Section 2.3 only, “Registrable Securities” shall mean, in addition to those securities listed in Section 2.1(b) of this Agreement, the then-issued and outstanding Common Stock held by the Founder.

(b)                                 Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or in connection with any employee benefit plan or merger, tender offer, or other corporate transaction or reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(c)                                  Underwriting.  If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting, including a market stand-off agreement, if required by the underwriters, of up to one hundred eighty (180) days in the case of a Qualified IPO and up to ninety (90) days in connection with a secondary offering in which the Holder has exercised its rights hereunder without reduction.  Notwithstanding any other provision of this Agreement, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, second, to the Holders and the Founder, in each case, to the extent such parties have requesting inclusion of their Registrable Securities in such registration such that the aggregate number of shares held by the Holders to be included in the registration and underwriting shall equal the lesser of (1) the aggregate number of shares requested by the Holders to be included in the registration and underwriting, and (2) ninety percent (90%) of the aggregate number of shares held by the Holders and the  Founder which may be included in the registration and the underwriting as determined by the managing underwriter (allocated pro rata by the aggregate number of shares requested by the Holders to be included in the underwriting), with the remaining ten percent (10%) of such shares being allocated to the Founder (or such lesser amount as is requested by the Founder to be included in the registration and underwriting), and third among all other holders of securities of the Company requesting inclusion in such registration on a pro rata basis; provided, however, that the right of the managing underwriter to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) other than the Founder shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder that is a partnership or limited liability company, the Holder and the partners or members and retired partners or members of such Holder, or the estates and family members of any such partners or members and retired partners or members and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(d)                                 Expenses.  All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders and legal fees of counsel for the Holders), including, without limitation all federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

(e)                                  Not Demand Registration.  Registration pursuant to this Section 2.3 shall not be deemed to be a demand registration as described in Section 2.2 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

2.4                                 Form S-3 Registration.  In case the Company shall at any time commencing one hundred eighty-one (181) days after closing of a Qualified IPO receive from any Holder or Holders of a majority of all Registrable Securities Then Outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)                                  Notice.  Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefore, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 Registration.  As soon as practicable, effect such registration and all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.4(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)                                     if Form S-3 is not available for such offering by the Holders:

(ii)                                  if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration on Form S-3 pursuant to this Section 2.4; or

(iii)                               in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  Expenses.  The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders and legal fees of counsel for the Holders), including without limitation federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel.

(d)                                 Not Demand Registration.  Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5                                 Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)                                  Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than one hundred eighty (180) days or, if earlier, until the Holders have completed the distribution related thereto.

(b)                                 Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)                                  Prospectuses.  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents incident thereto as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                                 Blue Sky.  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)                                  Underwriting.  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                    Notification.  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.  In such event, the Company shall prepare a supplement or post-effective amendment to such registration statement or related prospectus or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities sold thereunder, the prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)                                 Opinion and Comfort Letter.  Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)                                 Suspension Provisions.  Notwithstanding the foregoing subsections of this Section 2, the Company shall not be required to take any action with respect to the registration or the declaration of effectiveness of the registration statement following written notice to the Holders from the Company (a “Suspension Notice”) of the existence of any state of facts or the happening of any event (including pending negotiations relating to, or the consummation of, a transaction, or the occurrence of any event that the Company believes, in good faith, requires additional disclosure of material, non-public information by the Company in the registration statement that the Company believes it has a bona fide business purpose for preserving confidentiality or that renders the Company unable to comply with the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as in effect at any relevant time (the “Rules and Regulations”)) that would result in (1) the registration statement, any amendment or post-effective amendment thereto, or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (2) the prospectus issued under the registration statement, any prospectus supplement, or any document incorporated therein by reference including an untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company (1) shall not issue a Suspension Notice more than once in any twelve (12) month period, (2) shall use reasonable efforts to remedy, as promptly as practicable, but in any event within ninety (90) days of the date on which the Suspension Notice was delivered, the circumstances that gave rise to the Suspension Notice and deliver to the Holders notification that the Suspension Notice is no longer in effect and (3) shall not issue a Suspension Notice for any period during which the Company’s executive officers are not similarly restrained from disposing shares of the Company’s Common Stock.  Upon receipt of a Suspension Notice from the Company, all time limits applicable to the Holders under this Section 2 shall automatically be extended by an amount of time equal to the amount of time the Suspension Notice is in effect, the Holders will forthwith discontinue disposition of all such shares pursuant to the registration statement until receipt from the Company of copies of prospectus supplements or amendments prepared by or on behalf of the Company (which the Company shall prepare promptly), together with a notification that the Suspension Notice is no longer in effect, and if so directed by the Company, the Holders will deliver to the Company all copies in their possession of the prospectus covering such shares current at the time of receipt of any Suspension Notice.

2.6                                 Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.7                                 Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)                                  By the Company.  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or Liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)                                     any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)                                  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)                               any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)                                 By Selling Holders.  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, each person, if any, who controls the Company within the meaning of the Securities Act,’ any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 2.7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)                                  Notice.  Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.7 to the extent the indemnifying party is prejudiced as a result thereof, but the failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d)                                 Defect Eliminated in Final Prospectus.  The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)                                  Contribution.  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.7; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as shall be appropriate to reflect the relative fault of such party with respect to the statements or omissions that resulted in the loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations, and the other selling Holders shall be responsible for the remaining portion.  The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied specifically for use in any registration statement, prospectus, offering circular or other similar document, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any such Holder’s stock ownership in the Company; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f)                                    Survival.  The obligations of the Company and Holders under this Section 2.7 shall survive until the third anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

2.8                                 Market Stand-off Agreement.  Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(a)                                  such agreement shall apply only to the Company’s Initial Public Offering; and

(b)                                 all officers and directors of the Company enter into similar agreements;

provided further, that this Section 2.8 shall be null and void with respect to a Holder, upon the execution and delivery by such Holder of a market stand-off agreement of customary form and period of length with the representative of the underwriters of Common Stock (or other securities) in the Company’s Initial Public Offering.

2.9                                 Termination of the Company’s Obligations.  The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 (i) after January 10, 2007 or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

2.10                           No Registration Rights to Third Parties.  Without the prior written consent of the holders of a majority in interest of the Registrable Securities Then Outstanding held by the

Investors, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 registration rights described in this Article 2, or otherwise) relating to shares of the Company’s Series B Preferred Stock, Series C Preferred Stock, or any securities of the Company, other than rights that are on a parity with or subordinate in right to the rights provided herein.

3.                                      RIGHT OF PARTICIPATION.

3.1                                 General.  Investors and any assignee to which rights under this Section 3 have been duly assigned in accordance with Section 6 (a “Participation Rights Holder”) shall have the right of first refusal to purchase up to such Participation Rights Holder’s Pro Rata Share, of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2                                 Pro Rata Share.  A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Registrable Securities held by such Participation Rights Holder to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of all Series B Preferred Stock and Series C Preferred Stock and exercise of all outstanding rights, options and warrants to acquire Series B Preferred Stock, Series C Preferred Stock, and Common Stock of the Company.

3.3                                 New Securities.  “New Securities” shall mean any Series B Preferred Stock, Series C Preferred Stock, Preferred Stock, Common Stock or other voting capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Series B Preferred Stock, Series C Preferred Stock, Common Stock and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Series B Preferred Stock, Series C Preferred Stock, Common Stock or other capital stock, provided, however, that the term “New Securities” shall not include:

(a)                                  shares of Series B Preferred Stock or Series C Preferred Stock issued pursuant to the Purchase Agreement and Common Stock issued upon conversion of Series B Preferred Stock or Series C Preferred Stock to Common Stock;

(b)                                 up to 43,033,892 (as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions) shares of Common Stock or options therefor issued to officers, directors, employees and consultants of the Company pursuant to stock option or purchase plans or other incentive stock arrangements approved by a majority of the members of the Board (including (i) all currently issued and outstanding shares or options, (ii) all shares or options that are available for future grant and (iii) all options that have been granted and exercised previously for shares of the Company’s Common Stock, in each case, under any such plan or arrangement) and any other shares of Common Stock purchased at no more than cost from and reissued to officers, directors, employees, and consultants subsequent to the Original Issue Date (as that term is defined in the Company’s Amended and Restated Certificate of Incorporation);

(c)                                  shares of Common Stock or warrants therefore issued to equipment lessors, secured lenders or strategic partners, provided, however, that such shares, warrants or shares issuable upon exercise of such warrant shall not, at any time, exceed one percent (1%]) of the outstanding shares of Common Stock and Preferred Stock;

(d)                                 shares of Common Stock issued in a Qualified IPO;

(e)                                  shares of Common Stock issued as a dividend or distribution on Series B Preferred Stock or Series C Preferred Stock or other event for which adjustment is made pursuant to the Company’s Amended and Restated Certificate of Incorporation;

(f)                                    shares of Series C Preferred Stock or Common Stock issued pursuant to the Interest Warrants and the Valuation Warrant; and

(g)                                 shares of Common Stock or other securities convertible into, exchangeable for or exercisable for Common Stock, not to exceed 20,000 shares in the aggregate (as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions); provided, that in order for such shares to not constitute New Securities, the Company shall, on or prior to the earlier of (i) the date on which the Company has knowledge of such any such issuance and (ii) the date on which the Company is required to deliver financial statements pursuant to the terms of this Agreement covering the period during which any such issuance occurred, promptly deliver a certificate signed by an authorized officer of the Company to each Investor indicating the amount of such issuance, the price per share and stating (i) that the Company has irrevocably elected to avail itself of this Section 3.3(g)) with respect to such issuance and (ii) the number of shares following such election available under this exception.

3.4                                 Procedures.  In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and the type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities and such Participation Rights Holder’s Pro Rata Share of such New Securities.  Each Participation Rights Holder shall have ten (10) business days from the date of receipt of any such Participation Notice to agree in writing to purchase (i) up to such Participation Rights Holder’s Pro Rata Share of such New Securities, (ii) the shares of Participation Rights Holders who elect not to purchase their Pro Rata Share (“Oversubscription Shares”) or (iii) any amounts thereof, for the price and upon the terms and conditions specified in the Participation Notice.  Such notice shall be given to the Company and state the quantity of New Securities to be purchased.  If any Participation Rights Holder fails to so agree in writing within such ten (10) business day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase.  Such Participation Rights Holder shall purchase the portion elected by such Participation Rights Holder, if any, concurrently with the closing of the transaction triggering the Right of Participation.  If, in the aggregate, Participation Rights Holders desire to purchase more Oversubscription Shares than are available, such shares shall be allocated to the Participation Rights Holders in proportion to the number of Registrable Securities held by such Participation Rights Holders.

3.5                                 Failure to Exercise.  Upon the expiration of the ten (10) day period referred to in Section 3.4, the Company shall have one hundred twenty (120) days thereafter to sell the New Securities described in the Participation Notice (with respect to which the Participation Rights Holders’ rights of first refusal hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the Participation Notice.  In the event that the Company has not issued and sold such New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

4.                                      NOTICE OF CORPORATE EVENTS.

4.1                                 Corporate Event.  A “Corporate Event” shall mean any of the following, whether accomplished through one or a series of related transactions: (a) the sale of all or substantially all of the assets of the Company or (b) an acquisition of the Company by consolidation, merger, share purchase or exchange, or other reorganization or transaction in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than a majority of the voting power of the corporation or other entity surviving such transaction.  The Company agrees that it will provide Investors with detailed written notice of any offer from a third party for a proposed Corporate Event within three (3) business days of the date the Company first becomes aware of such offer or proposed Corporate Event.

4.2                                 Notice of Corporate Events.

(a)                                  The Company shall provide notice of each Corporate Event at least 30 days prior to the anticipated consummation, if any, thereof, specifying the terms and conditions of the Corporate Event, including the proposed selling price for the Company or the assets, the proposed structure of the transaction, a list of the persons who propose to acquire the Company or the assets (each an “Acquirer”), when the Corporate Event involves an acquisition of assets, a description of the assets to be sold, and the other material terms and conditions of the Corporate Event.

(b)                                 The Company shall not consummate a Corporate Event unless the surviving entity agrees in writing to be bound by the terms of the Amended and Restated Development Agreement if such Amended and Restated Development Agreement is still in effect.

5.                                      CO-SALE AGREEMENT.

5.1                                 Co-Sale Right.

(a)                                  If the Founder proposes to sell or transfer any shares of Common Stock held by the Founder, then the Founder shall promptly give written notice (the “Co-Sale Notice”) to the Investors and the Company at least twenty (20) business days prior to the closing of such sale or transfer.  The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares to be sold or transferred, the consideration to be paid, and the name of each prospective purchaser or transferee.

(b)                                 So long as the Investors (whether separately or in combination) hold at least twenty five percent (25%) of the shares of Series B Preferred Stock or Series C Preferred Stock (including Common Stock issued upon conversion thereof), Investors shall have the right, exercisable upon written notice to the Founder to participate in such sale by the Founder on the same terms and conditions.  If either Investor exercises such right of participation in accordance with the terms and conditions set forth below, the number of shares that the Founder may sell in the transaction shall be correspondingly reduced.  The co-sale right shall be subject to the following terms and conditions:

(i)                                     Investors may sell, in the aggregate, all or any part of that number of shares of Series B Preferred Stock, Series C Preferred Stock, or Common Stock issued upon conversion thereof that is not in excess of the product obtained by multiplying (y) the aggregate number of shares covered by the Co-Sale Notice by (z) a fraction, the numerator of which is the number of shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock owned by Investors and their affiliates at the time of the sale or transfer and the denominator of which is the number of shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock at the time owned by the Founder, Investors, and affiliates of Investors.

(ii)                                  Each Investor shall effect its participation in the sale by delivering to the Company, within fifteen (15) business days after the date the Co-Sale Notice is effective, a written election to participate in the proposed transfer, along with one or more certificates, properly endorsed for transfer, which represent:

(A)                              the type and number of shares which such Investor elects to sell; or

(B)                                that number of shares of Series B Preferred Stock or Series C Preferred Stock which is at such time convertible into the number of shares of Common Stock that such Investor elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Series B Preferred Stock or Series C Preferred Stock in lieu of Common Stock, such Investor shall convert such Series B Preferred Stock or Series C Preferred Stock into Common Stock and deliver Common Stock as provided in subparagraph 5.1(ii)(A) above.  The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

(iii)                               The certificates, if any, that an Investor delivers to the Company pursuant to Section 5.1 (ii) shall be transferred to the prospective purchaser in consummation of the sale of shares pursuant to the terms and conditions specified in the Co-Sale Notice, and the Founder shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase securities from an Investor exercising its rights of co-sale hereunder, the Founder shall not sell to such prospective purchaser or purchasers any shares unless and until, simultaneously with such sale, the Founder shall purchase such shares or other securities from such Investor.

(c)                                  To the extent Investors do not elect to participate in the sale of shares covered by a Co-Sale Notice, the Founder may, not later than ninety (90) days following delivery to the Company and Investors of the Co-Sale Notice, conclude a transfer of the shares covered by the Co-Sale Notice on terms and conditions not more favorable to the transferor than those described in the Co-Sale Notice.  Any proposed transfer on terms and conditions more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed transfer of any shares by the Founder, shall again be subject to the rights of co-sale of Investors and shall require compliance by the Founder with the procedures described in this Section 5.

5.2                                 Exempt Transfers.  Notwithstanding the foregoing, and subject to a limit of no more than ten percent (10%) of the shares owned by the Founder as of the date hereof, the co-sale rights of the Investors shall not apply to: (a) any pledge of shares made pursuant to a bona fide loan transaction that creates a mere security interest; (b) any transfer to the ancestors, descendants or spouse or to trusts for the benefit of the Founder; or (c) any bona fide gift; provided that (i) the transferring Founder shall inform Investors of such pledge, transfer or gift prior to effecting it and (ii) the pledgee, transferee or donee shall furnish Investors and the Company with a written agreement to be bound by and comply with all provisions of Section 5 this Agreement.  Such transferred shares shall remain subject to this Section 5, and such transferee or donee shall be treated as a “Founder” for purposes of Section 5 of this Agreement.

5.3                                 Prohibited Transfers.  In the event the Founder should sell any shares in contravention of this Agreement (a “Prohibited Transfer”), Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Founder shall be bound by the applicable provisions of such put option.  In the event of a Prohibited Transfer, Investors shall have the right to sell to the Founder the type and number of shares equal to the number of shares Investors would have been entitled to transfer to the purchaser under Section 5.1 had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions:

(a)                                  The price per share at which the shares are to be sold to the Founder shall be equal to the price per share paid by the purchaser to the Founder in the Prohibited Transfer.  The Founder shall also reimburse Investors for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investors’ rights under this Section 5.

(b)                                 Within ninety (90) days after the later of the dates on which Investors (i) received notice of the Prohibited Transfer or (ii) otherwise become aware of the Prohibited Transfer, an Investor shall, if exercising the option created hereby, deliver to the Founder the certificate or certificates representing the shares to be sold, each certificate to be properly endorsed for transfer.

(c)                                  The Founder shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to Section 5.3, pay the aggregate purchase price therefore and the amount of reimbursable fees and expenses, as specified in Section 5.3(a)(i) in cash or by other means acceptable to such Investor.

(d)                                 Notwithstanding the foregoing, any attempt by the Founder to transfer shares in violation of this Agreement shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such units without the written consent of Investors.

5.4                                 Legends.

(a)                                  Each certificate representing shares now or hereafter owned by the Founder or issued to any person in connection with a transfer pursuant to Section 5.3 shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND AMONG THE CORPORATION, CERTAIN INVESTORS AND THE FOUNDER.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(b)                                 The Founder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the units represented by certificates bearing the legend referred to in Section 5.4 to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement.

5.5                                 Termination of Rights.  The rights of Investors under this Section 5 shall terminate and be of no further force and effect upon the closing of a Qualified IPO.

5.6                                 Founder.  For purposes of this Section 5, Founder shall include any entity that is an Affiliate of James Chu and that owns more than ten percent (10%) of the outstanding stock of the Company on the date of this Agreement.

6.                                      ASSIGNMENT AND AMENDMENT.

6.1                                 Assignment.  Notwithstanding anything herein to the contrary:

(a)                                  Information Rights.  The rights of Investors under Section 1.1 may not be assigned.  The rights of Investors under Section 1.2 are transferable to (i) any of such Investor’s Affiliates (as defined in the Purchase Agreement) or (ii) any person who acquires at least ten percent (10%) of the outstanding Series B Preferred Stock or Series C Preferred Stock (including Common Stock issued upon conversion thereof) or all of such Investor’s Series B Preferred Stock and Series C Preferred Stock, if less (in each case, including Common Stock issued upon conversion thereof); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.

(b)                                 Registration Rights.  The registration rights of Holders under Section 2 hereof may be assigned to (i) any of such Holder’s Affiliates (as defined in the Purchase Agreement) or (ii) any person who acquires at least ten percent (10%) of the outstanding Series B Preferred Stock or Series C Preferred Stock or all of such Holder’s Series B Preferred Stock and Series C Preferred Stock, if less (in each case, including Common Stock issued upon conversion thereof); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee that receives such assigned rights shall agree in writing to be bound by all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.

(c)                                  Rights of Participation.  The rights of Investors under Section 3 hereof may be assigned to any person who acquires at least ten percent (10%) of the outstanding Series B Preferred Stock or Series C Preferred Stock or all of such Holder’s Series B Preferred Stock and Series C Preferred Stock, if less (in each case, including Common Stock issued upon conversion thereof); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by such investor at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

(d)                                 Rights On Corporate Events.  The rights of Investors under Section 4 hereof may be assigned only in whole, and not in part, and only to a Affiliate that acquires all of the Series B Preferred Stock and Series C Preferred Stock then held by Investors; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by Investors at the time of such assignment stating the name and address of the assignee; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

7.                                      CONFIDENTIALITY AND NON-DISCLOSURE.

7.1                                 Disclosure of Terms.  The terms and conditions of this Agreement, the Purchase Agreement, the Interest Warrants, the Valuation Warrant, and the Amended and Restated Development Agreement (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

7.2                                 Press Releases, Etc.  No announcement regarding the Financing Terms or Investors in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of Investors.  At such time as the Company and Investors mutually agree, the Company would be able to issue a press release in the form provided by Investors disclosing that Investors have invested in the Company; provided that the release does not disclose the amount or other specific terms of the investment and the final form of the press release is approved in advance in writing by Investors.

7.3                                 Permitted Disclosures.  Notwithstanding the foregoing, (a) any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are subject to appropriate nondisclosure obligations; and (b) each Investor may disclose its investment in the Company and the Financing Terms to third parties or to the public at its sole discretion and, if it does so, the other parties hereto shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by an Investor.  To the extent required by the rules and regulations of the SEC, upon the advice of counsel the Company may file this Agreement, the Purchase Agreement and the Warrants as exhibits to a registration statement on Form S-1; provided, however, that the Company agrees to seek confidential treatment of any portions of those documents requested by Investors, and provided further that the Company provide Investors with drafts of confidential treatment requests and redacted copies of the agreements at least three (3) business days prior to the filing thereof.

7.4                                 Legally Compelled Disclosure.  In the event that any party is requested or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, the Purchase Agreement, the Warrants, or the Development Agreement or any of the terms hereof or thereof in contravention of the provisions of this Section 7, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy.  The Company may disclose in a registration on Form S-1 that Investors are investors in the Company, provided that the final form of the disclosure is approved in advance in writing by Investors.  In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

7.5                                 Other Information.  The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.  Additional disclosures and exchange of confidential information between the Company and Investors (including without limitation, any exchanges of information with any Observer) shall be governed by the terms of the Corporate Non-Disclosure Agreement No.  4238355, dated March 15, 1999, executed by the Company and Intel.

8.                                      COVENANTS REGARDING POSSIBLE CORPORATE RESTRUCTURING.

8.1                                 Basic Restructuring.  Investors acknowledge that the Company is considering a corporate restructuring that could result in the Company becoming a holding company with two or more wholly-owned operating subsidiaries.  The restructuring would allow the Company to seek separate funding for distinct lines of business or products and may facilitate a public offering or sale of one or more of the operating subsidiaries.  The Company acknowledges that a material factor in Investors’ decision to make an investment in the Company is the ability to obtain liquidity of their investment.  The Company agrees that, in connection with any restructuring of the nature contemplated above, if the holding company transfers all of its operating assets to subsidiaries, such that following completion of the restructuring it will own only financial assets and the stock of the subsidiaries, then: (i) immediately prior to the closing of a public offering or change of control of a subsidiary, it will cause each of the subsidiaries to provide Investors with an equivalent ownership interest in the entities created in such restructuring by issuing to Investors securities of each subsidiary having substantially similar rights, preferences and privileges as the Series B Preferred Stock in exchange for Investors’ equity interest in the holding company; (ii) the holding company will cause the subsidiary into which the Company’s p/c monitor business is transferred to assume the Interest Warrants and the Valuation Warrant on substantially the same terms as the Interest Warrants and the Valuation Warrant, respectively; and (iii) the holding company will cause each of the subsidiaries to assume the obligations of the Company under this Agreement.

8.2                                 Alternate Restructuring.  The Company agrees that, in connection with any restructuring of the nature contemplated above, if the holding company does not transfer all of its operating assets to subsidiaries, ‘such that following completion of the restructuring it will own only financial assets and the stock of the subsidiaries, then: (i) immediately prior to the closing of a public offering or change of control of a subsidiary, it will cause each of the subsidiaries to provide Investors with an equivalent ownership interest in the entities created in such restructuring by issuing to Investors securities of each subsidiary having substantially similar rights, preferences and privileges as the Series B Preferred Stock in exchange for a portion of Investors’ equity interest in the holding company based on the proportion that the fair market value of the subsidiaries created represents of the fair market value of the Company as a whole; (ii) the holding company will cause the subsidiary into which the Company’s p/c monitor business is transferred to assume the Interest Warrants and the Valuation Warrant on substantially the same terms as the Interest Warrants and the Valuation Warrant, respectively; and (iii) the holding company will cause each of the subsidiaries to assume the obligations of the Company under this Agreement.

8.3                                 Subsidiary Restructuring.  In the event of a further restructuring at the subsidiary level, the Company, the holding company or the subsidiary (the “Old Subsidiary”), as the case may be, shall cause the Old Subsidiary to negotiate in good faith with Investors in order to provide Investors with an equivalent ownership interest in the additional subsidiaries creating by such restructuring so as to preserve the economic value of Investors’ investment and Investors’ opportunity to obtain liquidity in its investment by issuing to Investors securities of the new subsidiaries having substantially similar rights, preferences and privileges as the Series B Preferred Stock in exchange for a portion of Investors’ equity interest in the Old Subsidiary based on the proportion that the fair market value of the new subsidiaries created represents of the fair market value of the Old Subsidiary.

8.4                                 Termination of Redemption Rights.  Notwithstanding the foregoing, upon a Qualified IPO of the p/c monitor subsidiary, the redemption rights of all Series B Preferred Stock or equivalent securities in the other subsidiaries shall terminate.

8.5                                 Fair Market Value.  Fair market value shall be determined by good faith negotiations between Investors and the Company or the Old Subsidiary, as the case may be.  If no agreement is reached within thirty (30) days following commencement of negotiations, then Investors (jointly) and the applicable subsidiary shall each select an Investment Banking Firm (as defined below) that in turn will select a third Investment Banking Firm that will determine fair market value of the subsidiary.  Each party’s Investment Banking Firm may specify reasonable criteria for the selection of the third Investment Banking Firm, which may, at its sole option, include reasonable criteria to reduce the possibility of conflicts of interest, and as relevant, to which the third Investment Banking Firm must agree to be bound.  The third Investment Banking Firm shall make its determination based on criteria agreed upon by Investors and the subsidiary, or if no such agreement is reached within ten (10) business days following the selection of the third Investment Banking Firm, the determination of fair market value shall be based on criteria deemed relevant by such third Investment Banking Firm.  If a party fails to select an Investment Banking Firm within ten (10) business days after written notice by the other party of its selection of an Investment Banking Firm (which notice shall identify such firm), then fair market value shall be determined by the sole Investment Banking Firm so selected.  The third Investment Banking Firm shall submit its determination of fair market value within thirty (30) business days following its selection, and its determination shall be final and binding upon Investors, the Company, the holding company and such subsidiary.  For purposes of this Section 8, the term “Investment Banking Firm” shall mean a nationally recognized investment banking firm or appraisal firm which shall not have been the principal investment banker for either the Company, the applicable subsidiary or Investors within the twenty-four (24) months prior to the date of the proposed reorganization.

8.6                                 Certain Definitions.  For purposes of this Section 8, a “change of control” shall mean any of the following whether accomplished through one or a series of related transactions: (a) the sale of all or substantially all of the assets of the applicable subsidiary or (b) an acquisition of the subsidiary by consolidation, merger, share purchase or exchange, or other reorganization or transaction in which the holders of the subsidiary’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than a majority of the voting power of the corporation or other entity surviving such transaction.

9.                                      GENERAL PROVISIONS.

9.1                                 Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address set forth below or on the signature page hereto; (c) three business days after deposit in the U.S.  mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below or on the signature page hereto; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below or on the signature page hereto with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:

ViewSonic Corporation
381 Brea Canyon Road
Walnut, California

Attention:  James Chu
Fax:  (909) 468-0300

With copies to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention:  Eric C. Jensen, Esq.
Fax:  (650) 849-7400

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above or on the signature page hereto, or designate additional addresses, for purposes of this Section 9.1 by giving the other party written notice of the new address in the manner set forth above.

9.2                                 Entire Agreement.  This Agreement, together with all the schedules and exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

9.3                                 Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to provisions regarding choice of laws.

9.4                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement, and the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

9.5                                 Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

9.6                                 Successors and Assigns.  Subject to the provisions of Section 6.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

9.7                                 Captions.  The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

9.8                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9                                 Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Series B Preferred Stock, Series C Preferred Stock, Common Stock, or Warrants or shares of Common Stock, Series B Preferred Stock, or Series C Preferred Stock issuable upon the conversion, exchange or exercise thereof, then, upon the occurrence of any subdivision, combination or stock dividend of Series B Preferred Stock or Series C Preferred Stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

9.10                           Certain Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.  For purposes of this Agreement, a “Qualified IPO” shall have the meaning ascribed to it in the Company’s Amended and Restated Certificate of Incorporation, as such may be further amended and restated.

9.11                           Amendments and Waivers.  This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the Founder, and (c) the Investors, and except as hereafter provided.  No consent of Amtran, ProDisc or the Zinwell Parties shall be required for any amendment of this Agreement or the waiver of the observance of any term of this Agreement unless such amendment or waiver adversely affects the rights of Amtran, ProDisc or the Zinwell Parties under this Agreement and in a manner different from the effect of such amendment or waiver on the Investors, in which case such amendment or waiver shall require the written consent of (a) the Company, (b) the Founder, and (c) the holders of a majority of the Registrable Securities Then Outstanding. Any amendment or waiver effected in accordance with this Section 9.11 shall be binding upon Investors, the Company, the Founder, Amtran, ProDisc, the Zinwell Parties and their respective successors and assigns.

9.12                           Aggregation of Stock.  All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.  Where appropriate, each Investor shall be entitled to apportion the rights granted under this Agreement among itself and its affiliates in such proportions as it deems appropriate.

9.13                           Authorized Preferred Stock.  The Company and the Founder agree as follows:

(a)                                  If the Second Closing (as defined in the Purchase Agreement) has not occurred on or prior to March 31, 2002 and upon the request of Intel Capital, the Company and the Founder agree to amend the Company’s Certificate of Incorporation to reduce the authorized number of shares of Series B Preferred Stock to the number of then-outstanding shares of Series B Preferred Stock.

(b)                                 Upon the expiration, early termination or failure to satisfy a contingency necessary for the partial or full exercise of any of the Tranche 1 Interest Warrant, Tranche 2 Interest Warrant or Valuation Warrant (as such terms are defined in the Purchase Agreement), the Company and the Founder agree to amend the Company’s Certificate of Incorporation to reduce the corresponding number of authorized shares of Series C Preferred Stock.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

THE COMPANY:	VIEWSONIC CORPORATION

	By:	/s/ James A. Morlan
	Name:	James A. Morlan
	Title:	CFO

INVESTORS:	INTEL CORPORATION

	By:	/s/ Ravi Jacob
	Name:	Ravi Jacob
	Title:	Assistant Treasurer

INTEL CAPITAL CORPORATION

	By:	/s/ Ravi Jacob
	Name:	Ravi Jacob
	Title:	Assistant Treasurer

Address:
2200 Mission College Boulevard M/S RN6-46 Santa Clara, California 95052 Attn: Intel Capital Portfolio Manager Facsimile No.: (408) 765-6038

with copy by e-mail to:
portfolio.manager@intel.com

FOUNDER:	/s/ James Chu
James Chu

Address:

[SIGNATURE PAGE TO VIEWSONIC CORPORATION
INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

AMTRAN:	AMTRAN TECHNOLOGY CO., LTD.

	By:	/s/ Alpha Wu
	Name:	Alpha Wu
	Title:	President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

ZINWELL PARTIES:	ZINWELL CORPORATION

	By:	/s/ Huang Chi Jui
Name: Huang Chi Jui
	Title:	Chairman of the Board

Address:

/s/ Lin Huang Chiu-Ho
Lin Huang Chiu-Ho

Address:

/s/ Chu Chuan Hsieh
Chu Chuan Hsieh

Address:

/s/ Chi-Hsiang Huang
Chi-Hsiang Huang

Address:

/s/ Chi-Nan Huang
Chi-Nan Huang

Address:

/s/ Chii-An Hwang
Chii-An Hwang

Address:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

PRODISC:	PRODISC TECHNOLOGY INC.

	By:	/s/ Lin Ming Fa
	Name:	Lin Ming Fa
	Title:	Director

Address: